Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 33-52666 on Form S-8, of our report dated June 28, 2013, relating to the financial statements and financial statement schedule of AnchorBank, fsb Retirement Plan, included in this Annual Report on Form 11-K of AnchorBank, fsb Retirement Plan for the nine months ended December 31, 2012.

/s/ Wipfli LLP

Wipfli LLP

June 25, 2013

Madison, Wisconsin